Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

DecisionPoint Systems, Inc.

We consent to the use in this Amendment to No. 4 to the Registration Statement on Form S-1 of our report dated May 28, 2020, relating to the consolidated financial statements of DecisionPoint Systems, Inc. as of December 31, 2019 and 2018, and for the years ended December 31, 2019 and 2018, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

January 19, 2021